UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Commission File Number 33-10149

		SVB&T Corporation
(Exact name of registrant as specified in its charter)

College and Maple Streets, French Lick, Indiana 47432 (812) 936-9961 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

	Common Stock, no par value
(Title of each class of securities covered by this Form)

				None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains

	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)
Rule 12h-3(b)(1)(i)
Rule 12g-4(a)(1)(ii)
Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)
Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)
Rule 12h-3(b)(2)(ii)

Rule 15d-6

	Approximate number of holders of record as of the certification or notice
date:	289

	Pursuant to the requirements of the Securities Exchange Act of 1934, SVB&T Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

SVB&T CORPORATION

Date:  December 30, 2003			By:    /s/ Ronald G. Seals
						      Ronald G. Seals, President and
						      Chief Executive Officer

KD_IM-510590_1.DOC